Contact:	Peter J. Cunningham First Vice President, Investor Relations 516-327-7877 ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION NAMES
BRIAN M. LEENEY TO BOARD OF DIRECTORS

Lake Success, New York, August 19, 2009 -- Astoria Financial Corporation (NYSE: AF) (the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), announced today that their Boards of Directors appointed Brian M. Leeney to serve as a director of both the Company and Astoria Federal.
Mr. Leeney, 59, is a retired career commercial banking executive with 35 years experience in various financial capacities, most recently as Executive Vice President with Allied Irish Banks USA where his responsibilities included among other things, commercial real estate, credit underwriting, administration, national brand development and mergers and acquisitions.
A graduate of Trinity College, Dublin University, with a Master of Science in management, Mr. Leeney’s prior board affiliations include the Institute of International Bankers, Bankers Association for Foreign Trade, and the Conference of State Banking Supervisors, Washington, D.C.  He is also a member of the Irish Chamber of Commerce, USA and the Irish Educational Development Foundation in New York and Dublin, Ireland and is a Director of the St. Patrick’s Day Parade Inc., New York and a Director of Cancer Support Team, Mamaroneck, New York.
Commenting on Mr. Leeney’s appointment, George L. Engelke, Jr., Chairman and Chief Executive Officer of both the Company and Astoria Federal said, “I am delighted that Brian will be joining the Boards of both Astoria Financial Corporation and Astoria Federal.  His solid financial and management background will serve us well as we execute our business plan and implement strategies to enhance shareholder value.”
Astoria Financial Corporation, with assets of $21.1 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $13.6 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

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